UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2020

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.

1-32853	DUKE ENERGY CORPORATION (a Delaware corporation) 550 South Tryon Street Charlotte, North Carolina 28202-1803 704-382-3853	20-2777218

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	DUK	New York Stock Exchange LLC
5.125% Junior Subordinated Debentures due January 15, 2073	DUKH	New York Stock Exchange LLC
5.625% Junior Subordinated Debentures due September 15, 2078	DUKB	New York Stock Exchange LLC
Depositary Shares, each representing a 1/1,000th interest in a share of 5.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share	DUK PR A	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06.  Material Impairments.

The information contained in Item 8.01 below relating to material charges is incorporated into this Item 2.06 by reference.

Item 8.01.  Other Events.

On July 5, 2020, Duke Energy ACP, LLC (“Duke ACP”) and Piedmont ACP Company, LLC (“Piedmont ACP”), each a wholly-owned subsidiary of Duke Energy Corporation (“Duke Energy” or the “Company”), determined that they would no longer invest in the construction of the Atlantic Coast Pipeline (the “Project”).  Duke ACP owns 40% of Atlantic Coast Pipeline, LLC (“ACP”), the entity that owns the Project. Piedmont ACP owns 7% of ACP. Dominion Atlantic Coast Pipeline, LLC ("Dominion ACP"), a wholly-owned subsidiary of Dominion Energy, Inc. (“Dominion”), owns 53% of ACP, and affiliates of Dominion ACP have been contracted by ACP to construct the Project and to operate the Project upon completion.  Permitting delays and legal challenges (including certain recent court decisions impacting construction permits) have materially affected the timing and cost of the Project.  Further, on July 5, 2020, Dominion, the parent of the lead developer, constructor and operator of the Project, announced a sale of substantially all of its gas transmission and storage segment assets; operations core to the Project. This development further supported the decisions of Duke ACP and Piedmont ACP to cease future investment.

As a result, on July 5, 2020, Duke Energy determined it will take charges to earnings of approximately $2.0 billion to $2.5 billion before income tax.  Duke Energy expects approximately $2.0 billion to $2.2 billion of the pre-tax charges to be recorded in the second quarter 2020 and expects the remainder to be recorded later in 2020 when certain exit costs related to the Project are incurred by ACP. These charges will be treated as special items and excluded from Duke Energy’s adjusted earnings per share (“EPS”) results.

As previously communicated, Duke Energy has no incremental equity issuance needs as a result of the discontinuation of the Project, as management believes the $2.5 billion equity forward, which was priced in November 2019 and is expected to be settled in the fourth quarter of 2020, provides sufficient balance sheet support.

On February 13, 2020, Duke Energy announced a 2020 EPS target of $5.25 and guidance range of $5.05 to $5.45, which included projected contributions from the Project of approximately $0.20 of EPS in 2020. Through June 30, 2020, approximately $0.07 of EPS related to its share of the Project allowance for funds used during construction (“AFUDC”) has been recorded by Duke Energy, but no additional AFUDC will be recorded during the remainder of 2020 related to the Project.  Earnings contributions from the Project recognized by Duke Energy were projected to grow to $0.30 to $0.35 EPS in 2021.

Based on the cessation of AFUDC on the Project and the results disclosed during our May 12, 2020 earnings review and business update, the Company’s results for 2020 are trending to the low end of the EPS guidance range of $5.05 to $5.45 for 2020. Historically, the third quarter of the calendar year is the most impactful to Duke Energy’s earnings. Further, the Company continues to monitor the economic impact resulting from COVID-19 and to pursue cost mitigation measures in addition to those disclosed on May 12.

Duke Energy will host an analyst call in early August 2020 to discuss second quarter 2020 financial results and other business and financial updates.

Non-Generally Accepted Accounting Principles (GAAP) financial measures

Management evaluates financial performance in part based on non-GAAP financial measures, including adjusted earnings and adjusted EPS. Adjusted earnings and adjusted EPS represent income from continuing operations available to Duke Energy common stockholders in dollar and per share amounts, adjusted for the dollar and per share impact of special items. As discussed below, special items include certain charges and credits, which management believes are not indicative of Duke Energy's ongoing performance.

Management uses these non-GAAP financial measures for planning and forecasting, and for reporting financial results to the Board of Directors, employees, stockholders, analysts and investors. The most directly comparable GAAP measures for adjusted earnings and adjusted EPS are Net Income Available to Duke Energy common stockholders (GAAP reported earnings) and Basic EPS Available to Duke Energy Corporation common stockholders (GAAP reported EPS), respectively. Management believes the aforementioned earnings charges related to the discontinuation of the Project represent special items as they do not reflect ongoing costs.

Due to the forward-looking nature of any forecasted adjusted earnings guidance, information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to project all special items for future periods (such as legal settlements, the impact of regulatory orders or asset impairments).

Duke Energy’s adjusted earnings and adjusted EPS may not be comparable to similarly titled measures of another company because other companies may not calculate the measures in the same manner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: July 6, 2020	By:	/s/ David S. Maltz
	Name:	David S. Maltz
	Title:	Assistant Corporate Secretary

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